Exhibit 5.1

9275 W. Russell Road, Suite 240 Las Vegas, Nevada 89148 PH (702) 692-8026 | FX (702) 692-8075 fennemorelaw.com

August 14, 2026

BioVie Inc.

680 West Nye Lane, Suite 201

Carson City, Nevada 489703

Re:	BioVie Inc./Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special Nevada counsel to BioVie Inc., a Nevada corporation (the “Company”), in connection with the registration, offering, issuance, and sale by the Company of: (a) an aggregate of up to $25,000,000 of (i) shares (collectively, the “Shares”) of the Company’s Class A common stock, par value $0.0001 per share (the “Common Stock”) and (ii) pre-funded common stock purchase warrants (collectively, the “Pre-Funded Warrants”) to purchase shares of Common Stock with an exercise price equal to $0.0001 per share, in each case together with accompanying common stock purchase warrants (collectively, the “Common Warrants”) to purchase shares of Common Stock; (b) the shares (the “Pre-Funded Warrant Shares”) issuable upon exercise of the Pre-Funded Warrants; and (c) the shares (the “Common Warrant Shares”) issuable upon exercise of the Common Warrants. The Shares, the Common Warrants, the Pre-Funded Warrants, the Pre-Funded Warrant Shares and the Common Warrant Shares are collectively referred to herein as the “Securities.”

The Securities are being offered, sold, and issued under the terms of a placement agency agreement (the “Placement Agency Agreement”) to be entered into by and between the Company and ThinkEquity LLC, as the placement agent. The Securities are being registered under a Registration Statement on Form S-1 (File No.333-297552) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act).

For purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(a)	the Registration Statement;
(b)	Placement Agency Agreement;
(c)	form of Common Warrant;
(d)	form of Pre-Funded Warrant; and
(e)	resolutions of the Board of Directors and such other matters as relevant related to the (i) issuance and the registration of the Securities under the Securities Act, and (ii) such other matters as relevant.

BioVie Inc.

August 14, 2026

We have obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations, and assurances as we have deemed necessary and appropriate for purposes of rendering this opinion letter. We have also examined such other corporate documents, records, certificates, and instruments (collectively with the documents identified in (a) through (e) above, the “Documents”) as we deem necessary or advisable to render the opinions set forth herein.

In our examination, we have assumed:

(a)	the legal capacity of all natural persons executing the Documents;
(b)	the genuineness of all signatures on the Documents;
(c)	the authenticity of all Documents submitted to us as originals, and the conformity to original documents of all Documents submitted to us as copies;
(d)	that the parties to such Documents, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder;
(e)	other than with respect to the Company, the due authorization by all requisite action, corporate or other, of the Documents;
(f)	the execution, delivery, and performance by all parties of the Documents; and
(g)	that all Documents are valid, binding, and enforceable against the parties thereto.

We have relied upon the accuracy and completeness of the information, factual matters, representations, and warranties contained in such Documents.

We note that the Company has reserved, and assume that it will continue to reserve, sufficient authorized shares of its Common Stock to allow for the issuance of its shares of Common Stock upon sale of the Shares and exercise of the Pre-Funded Warrants and the Common Warrants.

The opinions expressed below are limited to the matters specifically set forth herein and no other opinion shall be inferred beyond the matters expressly stated. We disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed for purposes of delivering these opinions expressed herein or any changes in applicable law that may come to our attention after the date the Registration Statement is declared effective.

On the basis of the foregoing and in reliance thereon, and subject to the assumptions, limitations, and qualifications set forth herein, we are of the opinion that:

(a)	the Shares have been duly authorized, and when issued against payment in accordance with the terms of the Placement Agency Agreement, will be validly issued, fully paid, and nonassessable;

(b)	the Pre-Funded Warrant Shares have been duly authorized, and when issued upon exercise of the Pre-Funded Warrants in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable; and

(c)	the Common Warrant Shares have been duly authorized, and when issued upon exercise of the Common Warrants in accordance with the terms thereof, will be validly issued, fully paid, and non-assessable.

BioVie Inc.

August 14, 2026

While certain members of this firm are admitted to practice in certain jurisdictions other than Nevada, in rendering the foregoing opinions we have not examined the laws of any jurisdiction other than Nevada. Accordingly, we express no opinion regarding the effect of the laws of any other jurisdiction or state, including any federal laws. The opinions we express herein are limited solely to the laws of the State of Nevada, other than the securities laws and regulations of the State of Nevada as to which we express no opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and we consent to the reference of our name under the caption “Legal Matters” in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Fennemore Craig, P.C. Fennemore Craig, P.C.

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